Exhibit 99.1

Company Contact:	IR Contact:
Joseph Dwyer	Brett Maas
AXS-One Inc.	Hayden Communications
jdwyer@axsone.com	brett@haydenir.com
(201) 935-3400	(646) 536-7331
FOR IMMEDIATE RELEASE
AXS-One Reports Second Quarter 2008 Financial
Results
RUTHERFORD, N.J., August 13, 2008 / PRNewswire-FirstCall / — AXS-One Inc. (OTCBB: AXSO), a leading provider of high performance Records Compliance Management (RCM) software, today announced its financial results for the second quarter and six month period ended June 30, 2008.
Total revenues for the second quarter of 2008 were $3.4 million, an increase of $0.9 million or 35% from the second quarter 2007 revenues of $2.5 million. License revenue for the second quarter was $1.1 million, an increase of 109% compared to $0.5 million in the second quarter of 2007. Service revenue for the second quarter was $2.3 million, an increase of $0.3 million or 16% from the second quarter of 2007. Total operating expenses for the second quarter were $5.5 million, a decrease of 10% percent compared to $6.1 million in the second quarter of 2007. The operating loss for the second quarter of 2008 was $2.1 million, a $1.4 million or 41% improvement from the second quarter 2007 operating loss of $3.6 million. The Company reported a net loss of $2.5 million for the second quarter of 2008, or $(0.07) per diluted share compared to a net loss of $3.7 million in the second quarter of last year, or $(0.10) per diluted share.
Highlights for the second quarter include:
-	Announcement of AXS-One as a visionary in the 2008 Gartner Inc.’s report: “Magic Quadrant for E-Mail Active Archiving”.

-	Wins and new sales opportunities across disparate industries including public sector, manufacturing, healthcare and pharmaceutical. This reflects the position maintained by the Company that every organization will need software assistance to manage their electronic records.

-	A major competitive replacement an at international medical device provider, continuing the trend of competitive wins as organizations reevaluate their archiving technology and vendor selection.

-	Announcement of a patent-pending new product, Dynamic Data Migrator™. The product leverages the Company’s current archiving and electronic records management technology to provide a unique approach for organizations migrating their messaging platform from Lotus Notes to Microsoft Exchange.

-	Endorsement from Microsoft of Dynamic Data Migrator and expansion of AXS-One’s current partnership with the company. Microsoft has identified their “Notes Transition Program” as a strategic initiative for the current fiscal year and, per their quote in the product announcement, is excited by the product’s ability to “have a dramatic effect on the cost and time it takes customer to migrate.”
Bill Lyons, Chairman & CEO of AXS-One, commented “We are seeing steady progress in our core business of electronic records archiving and are particularly excited about the opportunity presented by Microsoft to migrate millions of users that have already committed to convert from Notes to Exchange, using our software products and methodology. We are actively engaged with the Microsoft team, which has validated and endorsed our technology and methodology and are now introducing us into their client opportunities. We expect this partnership to drive a significant improvement in our financial results starting this year.”
For the first six months of 2008, total revenues were $7.3 million, an increase of 17.4% compared with total revenues of $6.2 million for the first six months of 2007. License fees were $2.5 million, up 10.5%

from the $2.3 million in license fees for the first six months last year. Total operating expenses were $11.2 million for the first six months of 2008, a decrease of 11.3% from $12.6 million in the prior year. The operating loss narrowed to $3.9 million for the first six months of 2008, down from an operating loss of $6.4 million in the first six months of last year. The net loss for the first six months of 2008 was $4.7 million, or $(0.12) per diluted share compared to a net loss of $6.3 million, or $(0.18) per diluted share for the comparable prior-year period.
“Corporate leaders continue to recognize the importance of implementing electronic records management solutions as a key risk management tool,” Mr. Lyons continued. “The changes in the processes for litigation, including the new Federal Rules of Civil Procedure (FRCP), remain a catalyst for us as enterprises recognize the need to pro-actively manage their electronically stored information (ESI). This trend demonstrates that industry leaders recognize the growing trend in this area, and increasingly see AXS-One as an emerging leader. As a pioneer in providing archiving and electronic records management for disparate record types for 15 years, AXS-One is uniquely positioned to exploit this emerging and accelerating opportunity.”
Conference call information
Management will conduct a conference call to discuss these results at 5 p.m. Eastern time on August 13, 2008. Interested parties can participate in the call by dialing 706-645-0399 with the conference ID #58135198 or can access the webcast at http://www.axsone.com/investors_events.shtml. Interested parties should access the webcast approximately 10-15 minutes before the scheduled start time. The webcast will be archived for 7 days following the call. Interested parties may submit questions prior to the conference call by e-mail to IR@axsone.com.
About AXS-One Inc.
AXS-One Inc. (OTCBB: AXSO) is a leading provider of high performance Records Compliance Management software. The AXS-One Compliance Platform enables organizations to implement secure, scalable and enforceable policies that address records management for corporate governance, legal discovery and industry regulations such as SEC17a-4, NASD 3010, Sarbanes-Oxley, HIPAA, The Patriot Act and Gramm-Leach Bliley. AXS-One’s award-winning technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Founded in 1978, and headquartered in Rutherford, NJ, AXS-One has offices worldwide including in the United States, Australia, Singapore and the United Kingdom. For further information, visit the AXS-One website at http://www.axsone.com
AXS-One, the AXS-One logo, “Access Tomorrow Today,” and AXSPoint are registered trademarks of, and AXS-One Compliance Platform, AXS-One Central, AXS-One Retention Manager, AXS-One Rapid-AXS, AXS-Link for Desktop, AXS-Link for SAP, AXS-Link for Lotus Notes, AXS-Link for Microsoft Exchange, AXS-One Data Archive Translator, AXS-Link for File System Archiving, AXS-Link for .PST Management, AXS-One Supervision, AXS-One Case Management, “The Records Compliance Management Company” and AXS-Link are trademarks of, AXS-One Inc., in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.
Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to improve financial and sales performance; risks relating to liquidity; potential vulnerability to technological obsolescence; the risks that our current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXS-One’s most current Form 10-K and other subsequent Securities and Exchange Commission filings.
-Tables Follow-

AXS-ONE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$831	$3,362
Accounts receivable, net of allowance for doubtful accounts	1,638	2,208
Prepaid expenses and other current assets	624	838

Total current assets	3,093	6,408

Equipment and leasehold improvements, net of accumulated depreciation	192	253
Other assets	276	283

Total assets	$3,561	$6,944

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Bank debt	$585	$—
Convertible debt, net of discount	7,922	—
Accounts payable and accrued expenses	4,190	4,934
Deferred revenue	3,397	3,233

Total current liabilities	16,094	8,167

Long-term convertible debt, net of discount	—	7,037
Long-term deferred revenue	168	120
Other long-term liabilities	51	212

Total long-term liabilities	219	7,369

Stockholders’ deficit	(12,752)	(8,592)

Total liabilities and stockholders’ deficit	$3,561	$6,944

     The financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed and to be filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

AXS-ONE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
License fees	$1,058	$505	$2,543	$2,301
Services	2,343	2,013	4,752	3,911

Total revenues	3,401	2,518	7,295	6,212

Operating expenses:
Cost of license fees	76	124	186	245
Cost of services	1,120	1,460	2,359	2,831
Sales and marketing	1,798	1,937	3,480	4,059
Research and development	1,442	1,518	2,932	3,180
General and administrative	1,072	1,067	2,197	2,261

Total operating expenses	5,508	6,106	11,154	12,576

Operating loss	(2,107)	(3,588)	(3,859)	(6,364)

Other income (expense):
Interest income	3	45	20	114
Interest expense	(502)	(89)	(948)	(120)
Other income (expense), net	34	(25)	10	52

Total other income (expense), net	(465)	(69)	(918)	46

Loss before income taxes	(2,572)	(3,657)	(4,777)	(6,318)
Income tax benefit	(47)	—	(47)	—

Net loss	$(2,525)	$(3,657)	$(4,730)	$(6,318)

Basic & diluted net loss per common share:	$(0.07)	$(0.10)	$(0.12)	$(0.18)

Weighted average basic & diluted common shares outstanding	37,923	34,874	37,874	34,805

     The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed and to be filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.